UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No. )

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Tapestry, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE
On September 25, 2020, Tapestry, Inc. ("Tapestry" or the “Corporation”) filed its definitive Proxy Statement (“Proxy Statement”) and form of Proxy relating to the solicitation of proxies by the Corporation in connection with its 2020 Annual Meeting of Stockholders to be held on November 5, 2020 (the “2020 Annual Meeting”). The Proxy Statement is available on the Internet at tapestry.com/investors and also is available on the website maintained by the Securities and Exchange Commission at www.sec.gov. Subsequent to the filing of the Proxy Statement, on October 29, 2020, the Company filed a Current Report on Form 8-K (the “Form 8-K”) regarding the appointment of the Company’s Chief Executive Officer and certain other actions. The relevant portion of the Form 8-K is extracted in this filing. The information included in this filing should be read in conjunction with the Proxy Statement, which should be read in its entirety. This filing supplements certain of the information contained in the Proxy Statement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On October 27, 2020, the Company announced that the Board of Directors (the “Board”) of the Company appointed Joanne Crevoiserat, age 56, as Chief Executive Officer of the Company, effective as of October 27, 2020 (the “Effective Date”). Ms. Crevoiserat will serve as the Company’s principal executive officer. Ms. Crevoiserat has served as the Company’s Interim Chief Executive Officer since July 21, 2020.  Prior to this role, she served as the Company’s Chief Financial Officer since August 2019. Prior to joining the Company, Ms. Crevoiserat was Executive Vice President and Chief Operating Officer at Abercrombie & Fitch Co. from February 2017 to June 2019. She joined Abercrombie & Fitch in May 2014 as Chief Financial Officer and also served as Executive Vice President, CFO and COO, and Interim Principal Executive Officer during her tenure with the company. Prior to joining Abercrombie & Fitch, she served in a number of senior management roles at Kohl’s Corporation including Executive Vice President of Finance and Executive Vice President of Merchandise Planning and Allocation. Prior to her time with Kohl’s, Ms. Crevoiserat held senior finance positions with Wal-Mart Stores and May Department Stores, including Chief Financial Officer of the Filene’s, Foley’s and Famous-Barr brands. She is a graduate of the University of Connecticut where she received a Bachelor of Science degree in Finance. Ms. Crevoiserat has served on the board of directors of At Home Group Inc. since January 2019.

In connection with her appointment as Chief Executive Officer, Ms. Crevoiserat and the Company entered into a letter agreement (the “Letter Agreement”).  The material terms of the Letter Agreement are summarized below.

Ms. Crevoiserat will be an employee at-will of the Company, meaning either Ms. Crevoiserat or the Company may terminate Ms. Crevoiserat’s employment at any time, although Ms. Crevoiserat is required to provide the Company with six months’ advance written notice of her intention to resign.

Pursuant to the Letter Agreement, Ms. Crevoiserat will receive a base salary of $1,300,000 per year, which will be temporarily reduced by 20% as part of the Company-wide salary reductions that were announced in a Form 8-K filed with the Commission on April 20, 2020 for so long as such salary reductions are in effect. See “Salary Reinstatement Actions” below for information on the Company-wide salary reductions.  She will be eligible for a target bonus of 175% of salary actually paid under the Company’s Performance-Based Annual Incentive Plan (“AIP), starting on the Effective Date (with payment ranging from 0-200% of target subject to performance). Ms. Crevoiserat’s bonus for the portion of fiscal year 2021 prior to the Effective Date will be based on her target bonus percentage in effect at that time. The actual amount of this bonus will be based on the Company attaining criteria determined by the Company’s Board in accordance with the terms of the Performance-Based Annual Incentive Plan. All performance-based compensation paid to Ms. Crevoiserat is subject to the Company’s incentive repayment policy applicable in the event of a material restatement of the Company’s financial results.

Ms. Crevoiserat will receive appointment equity awards under the Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan with an aggregate grant date value of $3,500,000 (the “Appointment Grant”).  The Appointment Grant will be made up of stock options that will vest ratably over four years and performance restricted stock units (“PRSUs”) that are eligible to vest on the second anniversary of the grant date based on the Company’s achievement of performance goals established by the Company’s Board. Ms. Crevoiserat will be required to retain all of the net shares earned upon vesting of the PRSUs for two years following the vesting date.

Ms. Crevoiserat has a guideline annual equity grant with a fair market value on the grant date of $6,500,000 for fiscal year 2022, to be granted in a fixed proportion of different equity vehicles as determined by the Board and normally granted in August, which may include PRSUs, stock options and/or restricted stock units (“RSUs”).

If the Company terminates Ms. Crevoiserat’s employment without “Cause”, or if she resigns for “Good Reason” (as each such term is defined in the Letter Agreement), she will be eligible to receive (i) cash severance equal to twenty-four (24) months of base salary, (ii) a pro-rated portion of her AIP bonus for the fiscal year in which any termination occurs, based on actual Company performance, to be paid on the regular AIP payout date, and (iii) payment of her AIP bonus on the regular payout date for AIP that was earned and payable for the prior fiscal year based on actual performance, which has not been paid as of the date of termination. Ms. Crevoiserat will be subject to the noncompetition and nonsolicitation covenants set forth in the Agreement, both during her employment with the Company as well as during the twenty-four (24) months following termination.

There are no family relationships between Ms. Crevoiserat and any director or executive officer of the Company and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing summary of the material terms of the Letter Agreement is not complete and is qualified entirely by reference to the full text of the Letter Agreement, which will be filed as an exhibit to the Company’s next annual report on Form 10-Q.

Salary Reinstatement Actions

The Company announced on April 20, 2020 that, due to the economic impacts of the COVID-19 global pandemic, it was reducing the base salaries of its executives and certain employees above a certain salary threshold, effective June 28, 2020, the first day of the Company’s fiscal year 2021.  Effective November 1, 2020, all impacted employees will have their salaries restored to full salary levels going forward.  As of November 1, 2020, the base salary of:
●	Joanne Crevoiserat, the Company’s Chief Executive Officer, which had been reduced by 20%, will revert from the reduced rate of $1,040,000 to the full rate of $1,300,000;
●
Andrea Shaw Resnick, the Company’s Interim Chief Financial Officer; Global Head of Investor Relations and Corporate Communications, which had been reduced by 15%, will revert from the reduced rate of $595,000 to the full rate of $700,000;

●
Todd Kahn, Interim Chief Executive Officer & Brand President, Coach; President, Chief Administrative Officer, which had been reduced by 20%, will revert from the reduced rate of $720,000 to the full rate of $900,000; and

●	Tom Glaser, Chief Operations Officer, which had been reduced by 20%, will revert from the reduced rate of $640,000 to the full rate of $800,000.

In addition, in conjunction with the corporate salary reductions, the Board had determined to reduce the value of the Board’s cash retainers by 50%.  Effective November 1, 2020, such cash retainers will be restored to their full values going forward.